SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):            February 13, 2003

YAHOO! INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices)  (Zip Code)

(408) 349-3300

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2.  Acquisitions and Dispositions.

On December 22, 2002, Yahoo! Inc., a Delaware corporation (the “Company”) and Inktomi Corporation, a Delaware corporation (“Inktomi”), a provider of OEM Web search and paid inclusion services, entered into an agreement under which the Company will acquire Inktomi for a purchase price of $1.65 per share in cash (the “Acquisition”). The Acquisition reflects an aggregate purchase price of approximately $279.5 million, adjusted for Inktomi’s expected cash balance net of debt, as of December 31, 2002.  The Acquisition is subject to customary closing conditions, including regulatory approval and the approval of Inktomi’s stockholders.  Although the Acquisition is expected to be completed in the first quarter of 2003, there can be no assurance that the Acquisition will be completed in the first quarter of 2003, if at all.

                The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2003.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                As discussed in Item 2 above, the Company has not yet completed the Acquisition.  As a result, the Company is providing the information required by this Item 7 in advance of the 8-K filing deadline.

(a)           Financial Statements.

Financial Statements of Inktomi, together with accompanying notes, included in Inktomi's annual report on Form 10-K for the year ended September 30, 2002 from pages F-1 through F-43 are incorporated herein by reference.

(b)           Pro Forma Financial Information.

The pro forma financial information required by this Item 7 is included as Exhibit 99.1.

(c)           Exhibits.

23.1         Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.

99.1         Pro Forma Financial Information.

99.2*       Financial Statements of Inktomi Corporation.

*	Incorporated by reference from the financial statements of Inktomi Corporation, included in its annual report on Form 10-K for the year ended September 30, 2002, pages F-1 through F-43.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.

By:	/s/ SUSAN L. DECKER
Susan L. Decker Executive Vice President, Finance and Administration and Chief Financial Officer

Date: February 13, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.

99.1	Pro Forma Financial Information.

99.2*	Financial Statements of Inktomi Corporation.

*	Incorporated by reference from the financial statements of Inktomi Corporation, included in its annual report on Form 10-K for the year ended September 30, 2002, pages F-1 through F-43.